UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):         May 22, 2023

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	NAVB	NYSE American
Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2023, Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into Stock Purchase Agreements (each, a “Purchase Agreement”) with two accredited investor (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement a total of 11,000 shares of Series J convertible preferred stock, par value $0.001 per share (“Series J Preferred Stock”), for an aggregate purchase price of $1,100,000. Under each Purchase Agreement, the Company also agreed to provide the Investors with certain registration rights related to the resale of the shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issuable upon conversion of the Series J Preferred Stock.

The Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Delaware designating the rights, preferences and limitations of the shares of Series J Preferred Stock on May 22, 2022. The Certificate of Designation authorizes 150,000 shares of Series J Preferred Stock.

The Series J Preferred Stock will be convertible into a number of shares of Common Stock equal to the original issuance price divided by $0.104, subject to adjustment as provided in the Certificate of Designation. However, the holder may not convert shares of the Series J Preferred Stock if, as a result of such conversion, the holder would beneficially own more than 4.99% of the total number of shares of Common Stock outstanding at such time unless the holder of Series J Preferred Stock obtains the prior written consent of the Company (which consent the Company may withhold in its sole absolute discretion).

Except with respect to transactions which may adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock, the Series J Preferred Stock has no voting rights. If dividends are declared on the Common Stock, the holder of Series J Preferred Stock will be entitled to receive an amount equal to the dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which the Series J Preferred Stock could be converted on the record date, without regard to any conversion limitations.

Upon any liquidation, the holder of Series J Preferred Stock will be entitled to receive, before any assets may be distributed to the holders of Common Stock, an amount per share of Series J Preferred Stock calculated by taking the total amount available for distribution to holders of all of the Company’s outstanding Common Stock divided by the total of (x) all of the then outstanding shares of the Company’s Common Stock plus (y) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series J Preferred Stock can be converted, and then (z) multiplying the sum so obtained by the number of shares of Common Stock into which such share of Series J Preferred Stock could then be converted.

The above descriptions of the Purchase Agreements and the Series J Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreements and the Certificate of Designation, which are filed as Exhibits 10.1, 10.2 and 3.1, respectively, to this Current Report on Form 8-K, and which are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K relating to the Stock Purchase Agreement and the Share Exchange Agreement is incorporated herein by reference.

The shares of Series J Preferred Stock and the shares of Common Stock underlying the Series J Preferred Stock were offered and sold in reliance upon the exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01	Other Events

On May 22, 2022, the Company issued a press release announcing the sale of the Series J Preferred Stock. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

On May 10, 2023, we entered into a letter agreement with Keystone Capital Partners, LLC (“Keystone”) confirming and agreeing that the Company would not issue, and Keystone would not purchase, any shares under the Common Stock Purchase Agreement dated April 26, 2023 between the Company and Keystone (“Purchase Agreement”) in excess of 6,567,409 shares of Common Stock, which represents 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) the Company obtains stockholder approval to do so or (ii) the price per share paid equals or exceeds the greater of book value or market value of the Company’s Common Stock.

Item. 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Exhibit Description

3.1	Certificate of Designation of Preferences, Rights, Limitations and Restrictions of Series J Preferred Stock
10.1	Stock Purchase Agreement dated as of May 22, 2023 between Navidea Biopharmaceuticals, Inc. and Donald E. Garlikov
10.2	Stock Purchase Agreement dated as of May 22, 2023 between Navidea Biopharmaceuticals, Inc. and Irwin Bain
99.1	Press Release dated May 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: May 25, 2023	By:	/s/Joseph W. Meyer
Joseph W. Meyer Director, Finance and Accounting (Principal Financial Officer)

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